Exhibit 99.1

NEWS RELEASE Contact: Jim Fanucchi, Summit IR Group, Inc. Phone Number: (408) 404-5400 Email: ir1@globalscape.com

GLOBALSCAPE® PRESIDENT PROMOTED TO CEO

Craig Robinson to continue as president and join board of directors

SAN ANTONIO – March 7, 2013—GlobalSCAPE, Inc. (NYSE MKT: GSB) today announced that Craig A. Robinson, President and Chief Operating Officer, has been promoted to Chief Executive Officer of the company and also has been appointed to the Globalscape board of directors. Both appointments were effective March 1, 2013. Mr. Robinson will continue as president of Globalscape and the company has no current plans to maintain the chief operating officer position.

In announcing the promotion and appointment, Globalscape Chairman Thomas W. Brown stated, “Craig is the right choice to lead Globalscape to new levels of growth and profitability. I look forward to the management team delivering another year of growth and improved financial performance in 2013, driven by solid market demand for the Company’s secure file transfer solutions.”

Robinson joined GlobalSCAPE in 2008 after 20 years in the technology industry, including executive positions at Symantec, AXENT Technologies, and META Security Group. He earned bachelor’s and master’s degrees in engineering, both from Stanford University.

“Globalscape has grown top line revenue consistently in recent years,” said Mr. Robinson. “I will continue to work with the leadership team to grow revenue while also increasing earnings and extending our market leadership.”

About Globalscape

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT Server, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2011 calendar year, filed with the Securities and Exchange Commission on March 29, 2012.